EXHIBIT 21.1

CIBER, Inc.

List of Subsidiaries

As of December 31, 2010

Name	Jurisdiction of Organization

CIBER Indiana LLC	Indiana
CIBER Associates LLC	Delaware
CIBER Federal International LLC	Colorado
CIBERsites India Private Ltd.	India
Iteamic Pvt. Ltd.	India
CIBER International B.V.	The Netherlands
CIBER Nederlands B.V.	The Netherlands
Top Contracts BV	The Netherlands
CIBER Europe Limited	United Kingdom
CIBER (UK) Ltd.	United Kingdom
CIBER Novasoft Limited	United Kingdom
CIBER Norge AS	Norway
CIBER InSync AS (1)	Norway
CIBER Danmark AS	Denmark
C.I.B.E.R. Sweden AB	Sweden
CIBER Holding GmbH	Germany
CIBER AG	Germany
Topcontracts GmbH	Germany
CIBER Managed Services GmbH (2)	Germany
CIBER Novasoft IT-Services GmbH	Austria
CIBER Oy	Finland
C.I.B.E.R. S.L.	Spain
CIBER Solutions S.L.	Spain
CIBER Novasoft s.r.o.	Czech Republic
OOO CIBER Novasoft	Russia
CIBER Polska Sp. z.o.o.	Poland
CIBER Pty Ltd. (3)	Australia
CIBER Ltd. (3)	New Zealand
CIBER Novasoft Co. Ltd.	China
CIBER Ltd	China
CIBER-CMC Joint Venture Corp. (4)	Vietnam

All entities are 100% owned by CIBER or its subsidiaries, unless otherwise noted.

Excludes non-operating and inactive subsidiaries.

(1) Owned 80% by CIBER group

(2) Owned 72.5% by CIBER group

(3) Owned 90% by CIBER group

(4) Owned 50% by CIBER group